Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Immtech International, Inc. (a Development Stage Enterprise) on Form S-3 of our report dated May 25, 2001, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A (Amendment No. 1) of Immtech International, Inc. for the year ended March 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 13, 2002